Exhibit 99.1

AspenBio Granted 180-Day Extension by Nasdaq to Regain Compliance With Bid Price Requirement

CASTLE ROCK, CO., February 24, 2011 — AspenBio Pharma, Inc. (Nasdaq: APPY), an emerging company dedicated to the development of novel in-vitro diagnostics for humans and bio-pharmaceuticals for animals, today announced that NASDAQ, by letter dated February 24, 2011, granted the Company’s request for an additional 180 days to remain listed on the NASDAQ Capital Market and to regain compliance with NASDAQ's $1.00 minimum bid price rule, Listing Rule 5550(a)(2). The Company had applied for this extension because it met all applicable NASDAQ requirements except the bid price requirement.

If at any time before August 22, 2011, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days (subject to extension to 20 trading days in NASDAQ's discretion), the Company will regain compliance with the bid price rule. If the Company does not regain compliance by the end of this second grace period, it will receive notification from NASDAQ that its shares are subject to delisting. At that point the Company may then appeal the delisting determination to a Hearings Panel. Such notification will have no immediate effect on the Company's listing on the NASDAQ Capital Market nor on the trading of the Company's common stock pending such hearing. There can be no assurance, however, that the Company will be able to regain compliance with NASDAQ'S minimum bid price per share requirement for continued listing on the NASDAQ Capital Market.

At the Annual Meeting of the Company's shareholders held in November 2010, a motion was approved, which among other provisions, authorized the Company’s board of directors to, in its discretion, execute a reverse stock split in the range of 1-for-2 and of up to 1-for-6.  This authorization, which expired February 4, 2011, was intended to be used, if needed, to comply with NASDAQ's $1.00 minimum bid price rule.  The Company elected to seek the second grace period rather than effect the reverse split under such authorization.

Given the extension granted, the Company intends to seek shareholder approval of a similar reverse stock split authorization prior to expiration of the second grace period.   Such a reverse split authorization would provide the board of directors with the ability to retain the Company’s listing on the NASDAQ Capital Market through a reverse stock split in the event that the share price does not independently regain compliance during the second grace period. The Company shall continue to seek compliance with the minimum bid price rule through milestone accomplishments and other positive operational achievements.

About AspenBio Pharma

AspenBio Pharma, Inc. (NASDAQ: APPY) is developing innovative products that address unmet diagnostic and therapeutic needs. The company’s lead product candidate, AppyScore, is a novel blood-based diagnostic test that, if successfully cleared to be marketed by the FDA, would provide emergency department physicians with an additional tool to evaluate low risk patients initially suspected of having acute appendicitis.  The negative predictive value attributes of AppyScore could help address the difficult challenge of triaging possible appendicitis patients in the hospital emergency department setting.  For more information, please visit www.aspenbiopharma.com.

Forward-Looking Statements

This news release includes "forward-looking statements" of AspenBio Pharma, Inc. (“APPY”) as defined by the Securities and Exchange Commission (“SEC”).  All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APPY believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made based on experience, expected future developments and other factors APPY believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APPY.  Investors are cautioned that any such statements are not guarantees of future performance.  Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including statements regarding the Nasdaq listing status, the ability to successfully complete the clinical trial activities required for FDA submission, obtain FDA approval for, cost effectively manufacture and generate revenues from the appendicitis test and other new products, execute agreements required to successfully advance the company's objectives, retain the scientific management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, obtain and enforce intellectual property rights, and realization of intangible assets.  Furthermore, APPY does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APPY's recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Vice President
Tel 303-794-2000 Ext. 207